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                                                                     Exhibit 11




Rochester Telephone Corporation







Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)

                                                        3 Months Ended
                                                           March 31,
(In thousands, except per share data)               1994             1993
- - ----------------------------------------------------------------------------

Income applicable to common stock . . . . . . .   14,908              17,721
  Add:  Interest on convertible
          debentures. . . . . . . . . . . . . .      139                 138
                                                 -------             -------
                                                  15,047              17,859

  Less:  Increase in related federal
           income taxes . . . . . . . . . . . .       49                  47
                                                 -------             -------

  Adjusted income applicable to common stock. .  $14,998             $17,812
                                                 =======             =======


Total adjusted common shares assuming
  conversion at beginning of each
  period of outstanding convertible
  debentures. . . . . . . . . . . . . . . . . .   35,549              33,585
                                                 =======             =======

Earnings per share of common
  stock on a fully diluted basis  . . . . . . .  $   .42             $   .53
                                                 =======             =======




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